SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)(1)

                         Transformation Processing Inc.
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   89365V-10-3
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                                 (CUSIP Number)

                                December 31, 1998
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

CUSIP No. 89365V-10-3               13G                        Page 2 of 4 Pages
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(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    John G. McGee
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    Canada
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:

        (See Item 4)
        957,500

    (6) Shared voting power:

        -0-

    (7) Sole dispositive power:

        (See Item 4)
        957,500

    (8) Shared dispositive power:

        -0-
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(9) Aggregate amount beneficially owned by each reporting person.

    (See Item 4)
    957,500
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).

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(11) Percent of class represented by amount in Row 9.

     5.3%
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(12) Type of reporting person (see instructions).

     IN
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

                                                                     Page 3 of 4


Item 1(a).  Name of Issuer:

            Transformation Processing Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5500 Explorer Drive, Suite 2000, Mississauga, Ontario L4W 5C7

Item 2(a).  Name of Person Filing:

            John G. McGee

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            1629 Stancombe Cs., Mississauga, Ontario L5N 4R2

Item 2(c).  Citizenship:

            Canadian

Item 2(d).  Title of Class of Securities:

            Common Stock, Par value $.001 per share (the "Shares")

Item 2(e).  CUSIP Number:

            89365V-10-3

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            N/A

Item 4.     Ownership:

            (a)   957,500

            (b)   5.3% (based on 17,960,915 Shares outstanding on December 31,
                  1998).

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        957,500

                  (ii)  Shared power to vote or to direct the vote:

                        -0-

                  (iii) Sole power to dispose or to direct the disposition of :

                        957,500

                  (iv)  Shared power to dispose or to direct the disposition of:

                        -0-

Item 5.     Ownership of Five Percent or Less of a Class:

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            N/A

Item 8.     Identification and Classification of Members of the Group:

            N/A

Item 9.     Notice of Dissolution of Group:

            N/A

Item 10.    Certification:

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                                /s/ John G. McGee
                                                -----------------
                                                John G. McGee